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                                VOTING AGREEMENT


                   AGREEMENT, dated as of August 31, 1999, between Tyco International (NV) Inc., a Nevada corporation ("PARENT") and a wholly-owned subsidiary of Tyco International Ltd., and Ralph R. Papitto ("STOCKHOLDER").

                   In order to induce Parent and Tyco Acquisition Corp. XXII, a Delaware corporation and a direct wholly-owned subsidiary of Parent ("MERGER SUB"), to enter into an Agreement and Plan of Merger, dated as of the date hereof (the "MERGER AGREEMENT"), with AFC Cable Systems, Inc., a Delaware corporation (the "COMPANY"), Parent has requested Stockholder, and Stockholder has agreed, to enter into this Agreement with respect to the shares of common stock, par value $0.01 per share, of the Company ("COMMON STOCK") that Stockholder beneficially owns and the shares of Common Stock that Stockholder may beneficially own as a result of the exercise of Company Stock Options or other rights, if any, as indicated on the signature page hereof (collectively, the "SHARES").

                  Any capitalized term used herein and not otherwise defined herein shall have the meaning ascribed to such term in the Merger Agreement.

                  NOW, THEREFORE, the parties hereto agree as follows:


                                    ARTICLE 1
                        GRANT OF PROXY; VOTING AGREEMENT

                  SECTION 1.01. VOTING AGREEMENT. Stockholder hereby irrevocably and unconditionally agrees to vote all Shares and all Acquired Shares (as defined below) that Stockholder is entitled to vote at the time of any vote to approve and adopt the Merger Agreement, the Merger and all agreements related to the Merger and any actions related thereto at any meeting of the shareholders of the Company, and at any adjournment thereof, at which such Merger Agreement and other related agreements (or any amended version thereof), or such other actions, are submitted for the consideration and vote of the shareholders of the Company.


                  SECTION 1.02. IRREVOCABLE PROXY. Stockholder hereby revokes any and all previous proxies granted with respect to the Shares. By entering into this Agreement, Stockholder hereby grants a proxy appointing Parent as Stockholder's attorney-in-fact and proxy, with full power of substitution, for and in Stockholder's name, to vote, express, consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section



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1.01 above as Parent or its proxy or substitute shall, in Parent's sole discretion, deem proper with respect to the Shares. The proxy granted by Stockholder pursuant to this Article 1 is irrevocable and is granted in consideration of Parent entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. The proxy granted by Stockholder shall be revoked upon termination of this Agreement in accordance with its terms.

                  SECTION 1.03. ACQUISITION OF ADDITIONAL COMMON STOCK. Stockholder agrees that any Common Stock that it acquires on or after the date hereof (any such shares, "ACQUIRED SHARES"), including, without limitation, by exercise of any option, warrant or right to acquire Common Stock, will be subject to the terms of this Agreement. In furtherance of the foregoing, Stockholder understands that, by its terms, the rights granted under the irrevocable proxy pursuant to Section 1.02 to this Agreement shall be extended, without any action by any party, to all Acquired Shares.


                                    ARTICLE 2
                  REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

                  Stockholder represents and warrants to Parent that:

                  SECTION 2.01. AUTHORIZATION. The execution, delivery and performance by Stockholder of this Agreement and the consummation by Stockholder of the transactions contemplated hereby are within the powers of Stockholder. This Agreement constitutes a valid and binding Agreement of Stockholder. If Stockholder is married and the Shares set forth on the signature page hereto opposite such Stockholder's name constitute community property under applicable laws, this Agreement has been duly authorized, executed and delivered by, and constitutes the valid and binding agreement of, such Stockholder's spouse.

                  SECTION 2.02. NON-CONTRAVENTION. The execution, delivery and performance by Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not, (i) violate any applicable law, rule, regulation, judgment, injunction, order or decree, (ii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which Stockholder is entitled under any provision of any agreement or other instrument binding on Stockholder or (iii) result in the imposition of any encumbrance on any asset of Stockholder.

                  SECTION 2.03. OWNERSHIP OF SHARES. Stockholder is the record and beneficial owner of the Shares, free and clear of any encumbrance and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the Shares). None of the Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares.

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                  SECTION 2.04. TOTAL SHARES. Except for the Shares, Stockholder
does not beneficially own any (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

                  SECTION 2.05. FINDER'S FEES. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of Stockholder.


                                    ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF PARENT

                  Parent represents and warrants to Stockholder:

                  SECTION 3.01. CORPORATE AUTHORIZATION. The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby are within the corporate powers of Parent and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding Agreement of Parent.


                                    ARTICLE 4
                            COVENANTS OF STOCKHOLDER

                  Stockholder hereby covenants and agrees that:

                  SECTION 4.01. NO PROXIES FOR OR ENCUMBRANCES ON SHARES. Except pursuant to the terms of this Agreement, Stockholder shall not, without the prior written consent of Parent, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares or (ii) sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of, any shares of Common Stock during the term of this Agreement. Stockholder shall not seek or solicit any such acquisition or sale, assignment, transfer, encumbrance or other disposition or any such contract, option or other arrangement or understanding and agrees to notify Parent promptly, and to provide all details requested by Parent, if Stockholder shall be approached or solicited, directly or indirectly, by any Person with respect to any of the foregoing.


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                  SECTION 4.02. NO SOLICITATION. (a) From the date hereof until the termination hereof, Stockholder, in its capacity as a Stockholder, will not, and will cause any investment bankers, attorneys, accountants, consultants and other agents or advisors ("REPRESENTATIVES") of Stockholder not to, directly or indirectly, (i) take any action to solicit, initiate, facilitate or encourage the submission of any Acquisition Proposal, (ii) engage in any discussions or negotiations with, or disclose any nonpublic information relating to the Company or any of its subsidiaries or afford access to the properties, books or records of the Company or any of its subsidiaries to, any Person who may be considering making, or has made, an Acquisition Proposal or (iii) grant any waiver or release under any standstill or similar agreement to which Stockholder is a party with respect to any class of equity securities of the Company; PROVIDED, that notwithstanding any other provision of this Agreement, Stockholder may take any action in its capacity as a director of the Company that the Board of Directors would be permitted to take in accordance with the terms and conditions of the Merger Agreement.

                  (b) Stockholder will notify Parent promptly (but in no event later than 24 hours) upon obtaining any knowledge of any Acquisition Proposal, any indication that a Person is considering making an Acquisition Proposal or of any request for nonpublic information relating to the Company or any of its subsidiaries or for access to the properties, books or records of the Company or any of its subsidiaries by any Person who may be considering making, or has made, an Acquisition Proposal. Stockholder shall provide such notice orally and in writing and shall identify the material terms and conditions of any such Acquisition Proposal, indication or request. Stockholder shall keep Parent fully informed, on a current basis, of the status and material terms of any such Acquisition Proposal, indication or request. Stockholder shall, and shall cause its Representatives to, cease immediately and cause to be terminated all activities, discussions or negotiations, if any, with any Persons conducted prior to the date hereof with respect to any Acquisition Proposal.


                                    ARTICLE 5
                                  MISCELLANEOUS

                  SECTION 5.01. FURTHER ASSURANCES. Parent and Stockholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement.

                  SECTION 5.02. AMENDMENTS; TERMINATION. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a

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waiver, by the party against whom the waiver is to
be effective. This Agreement shall terminate upon the termination of the Merger Agreement in accordance with its terms.

                  SECTION 5.03. EXPENSES. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

                  SECTION 5.04. SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; PROVIDED that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that Parent may transfer or assign its rights and obligations to Guarantor or any wholly-owned subsidiary of Guarantor.

                  SECTION 5.05. GOVERNING LAW. This Agreement shall construed in accordance with and governed by the laws of the State of Delaware.

                  SECTION 5.06. COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other party hereto.

                  SECTION 5.07. SEVERABILITY. If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

                  SECTION 5.08. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity.


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                  IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be duly executed as of the day and year first above written.


                                      TYCO INTERNATIONAL (NV) INC.


                                      By:  /s/ Mark Swartz
                                          ___________________________
                                      Name:
                                      Title:

                                      /s/ Ralph R. Papitto
                                      ______________________________
                                      RALPH R. PAPITTO


Number of Shares_______________


Number of Shares
issuable upon
exercise of Company
Stock Options or
other rights___________________

Address of Stockholder
for notices:


________________________

________________________

________________________

________________________